RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding the Merger of Certain Sub-Trusts

AMENDMENT NO. 23 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this             day of             2015, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees have adopted an Agreement and Plan of Reorganization providing for the reorganization of the 2015 Strategy Fund Sub-Trust into the In Retirement Fund Sub-Trust, the termination of the 2015 Strategy Fund Sub-Trust, and the implementation of further actions consistent therewith;

WHEREAS, the Trustees propose that such reorganization shall be effective at a date to be set by the officers of the Trust in consideration of the revision of disclosure and other materials relating to such Sub-Trust; and

NOW, THEREFORE, the Trustees hereby make the following revisions to the Agreement:

AMENDMENT OF ARTICLE IV

Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, effective upon the reorganization of the 2015 Strategy Fund into the In Retirement Fund, pursuant to an Agreement and Plan of Reorganization approved in accordance with the terms and the conditions of the Agreement, the filing of this Amendment in the minute books of the Trust by the Secretary of the Trust, and the filing of this Amendment with appropriate authorities of the Commonwealth of Massachusetts and the State of Washington, Article IV is amended to delete the following name, “2015 Strategy Fund” in each place where such name shall appear.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Daniel P. Connealy

Kristianne Blake	Katherine W. Krysty

Cheryl Burgermeister	Raymond P. Tennison

Sandra Cavanaugh	Jack R. Thompson

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